Exhibit 5.2

January 9, 2020

To:                             Each of the Entities Listed in Exhibit A

c/o                               NGL Energy Partners LP
6120 S. Yale, Suite 805
Tulsa, Oklahoma 74136

Ladies and Gentlemen:

I am Senior Corporate Counsel of NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”).  In such capacity, I have acted as counsel to the subsidiaries of the Partnership listed in Exhibit A hereto (the “Colorado Guarantors”), in connection with the guarantees by the Colorado Guarantors (the “Colorado Guarantees”) of $450,000,000 aggregate principal amount of 7.5% Senior Notes due 2026 (the “Exchange Notes”) that are being issued by the Partnership and NGL Energy Finance Corp., a Delaware corporation (“NGL Finance” and, together with the Partnership, the “Issuers”), in exchange for a like principal amount of the Issuers’ issued and outstanding 7.5% Senior Notes due 2026.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of the following:

(a)                                 the Indenture dated as of April 9, 2019 (the “Indenture”) among the Issuers, the subsidiaries of the Partnership party thereto and U.S. Bank National Association, as trustee (the “Trustee”); and

(b)                                 the form of the Exchange Notes attached as an exhibit to the Indenture (including the form of endorsement thereon of the Colorado Guarantees).

(c)                                  the Registration Statement on Form S-4, filed by the Issuers, the Colorado Guarantors and several other subsidiaries of the Partnership with the United States Securities and Exchange Commission (the “SEC”) on January 9, 2020 (the “Registration Statement”);

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Colorado Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Colorado Guarantors and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinions set forth below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to me as originals, (iv) the conformity to the authentic originals of all documents supplied to me as certified, photostatic or faxed copies, (v) the authenticity of the originals of such latter documents and (vi) that the Exchange Notes will be issued in the manner described in the Registration Statement.  As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied, to the extent I deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Colorado Guarantors and (ii) statements and certifications of public officials and others.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.                                      Each of the Colorado Guarantors is validly existing and in good standing under the laws of the State of Colorado.

2.                                      Each of the Colorado Guarantors has the limited liability company power and authority, under the laws of the State of Colorado, to execute and deliver, and perform all of its obligations under, the Indenture (which includes the Colorado Guarantees).

3.                                      The Indenture (which includes the Colorado Guarantees) has been duly authorized, executed and delivered by each of the Colorado Guarantors, under the applicable laws of the State of Colorado.

I am a member of the bar of the State of Colorado, and I express no opinion with regard to any matter that may be governed by the law of any jurisdiction other than the State of Colorado.  In rendering the foregoing opinions, my examination of matters of law has been limited to the applicable laws of the State of Colorado as in effect on the date hereof.  Without limiting the generality of and subject to the foregoing, in rendering the opinions herein, I have considered only those laws, statutes, rules and regulations that, in my experience, are customarily applicable to transactions of the character contemplated by the Indenture and the Exchange Notes.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.  I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.  The opinions set forth herein are expressed as of the date hereof, and I disclaim any undertaking or obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Arkan Haile
Arkan Haile,
Senior Corporate Counsel

EXHIBIT A

Subsidiary	Type of Entity	Jurisdiction of Organization

NGL Crude Transportation, LLC	limited liability company	Colorado

Centennial Energy, LLC	limited liability company	Colorado

NGL Milan Investments, LLC	limited liability company	Colorado

NGL Water Solutions, LLC	limited liability company	Colorado

NGL Water Solutions DJ, LLC	limited liability company	Colorado

NGL Water Solutions Permian, LLC	limited liability company	Colorado

NGL Energy Equipment LLC	limited liability company	Colorado